Exhibit 99.2

On February 29, 2008, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

Bear, Stearns & Company

John Janedis

Wachovia Securities

Paul Ginocchio

Deutsche Bank Securities

Fred Searby

JPMorgan Chase & Company

Troy Mastin

William Blair & Company

Karl Choi

Merrill Lynch

Michael Nathanson

Sanford C. Bernstein & Co.

Craig Huber

Lehman Brothers

Catriona Fallon

Citigroup

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group fourth quarter and full year 2007 earnings conference call. All parties are in a listen-only mode until the question and answer portion. . . . I’d like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning, thank you for joining us. We have posted our earnings release and our slide presentation on our website, www.interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A, and we plan to conclude before market opens at 9:30 a.m., Eastern time.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry. And thank you all for joining us this morning as we review both the fourth quarter and full year 2007.

I’ll begin with an overview and some of the key takeaways from our performance, and then Frank will take us through the results in detail. After his remarks, I’ll return with some closing comments before we move on to the Q&A.

I believe that the most important headline is that in 2007 our company’s financial performance was strong and consistent with our objectives. We saw a significant improvement in profitability, driven by organic revenue growth and cost control. The business was cash flow positive. Net income was at the highest levels we have seen in years, as was EPS of $0.26 per diluted share, our best results since 2000.

Organic revenue growth of 3.8% for the year demonstrates real progress in the competitiveness of our offerings. Operating margin of 5.3% compares very favorably to 2006, and is a significant improvement to the substantial losses we posted in 2005 and prior years. We were also successful in remediating every one of the company’s 18 material control weaknesses and achieving Sarbanes-Oxley compliance. These are all major accomplishments, and it is gratifying to see such dramatic improvements in so many facets of our business.

In terms of the organic growth results for 2007, there are a number of things that we need to be called out.

First, organic revenue performance includes wins in a broad cross section of our agencies. Performance is strong or improving across our portfolio.

Second, a fact that I mentioned on each of our previous 2007 quarterly calls: our revenue growth would not be linear; therefore it’s difficult to use a single quarter’s results to extrapolate future performance. Full growth is a better barometer of our performance. The 3.8% organic revenue growth we posted, like our EPS, is IPG’s best since 2000. And it’s at the high end of the 3 to 4% range of market expectations that was in place for us going into 2007. While organic revenue performance in the fourth quarter moderated relative to very strong results in Q2 and Q3, we see no evidence of a pullback in 2008.

Importantly, the tone of the business to date in 2008 remains solid. This is evident in new business wins such a Unilever ice cream, Hyundai/Kia, and Cadbury Schweppes media, China Mobile and the Cadillac account in China, as well as from dialogs with our existing clients.

Of course it goes without saying that clients are cautious due to the broader economic concerns. As such, they continue to evaluate the best ways to maximize the effectiveness of their marketing spend. But what we are not seeing are signs of a real pullback, and this is true in all regions, including the U.S., where we are very strong, as evidenced by last year’s organic revenue growth in excess of 6%.

So as we enter the new year, the talent we have added throughout the organization, the strategic actions we have taken during the past year, and the strong 2007 financial performance gives us confidence that we are well-positioned to achieve the 2008 financial objectives we shared with you back in November. That is, competitive revenue and an 8.5 to 9% margin.

Turning to the operational side of things, it is clear the Worldgroup continues as a force to be reckoned with among the global, full-service marketing networks that provide integrated solutions to major multinationals. The investments in talent that we have made at McCann, Momentum and MRM have helped take their game to the highest level.

That’s also true of the companies in our CMG Group — Weber Shandwick, GolinHarris, Jack Morton, FutureBrand and Octagon — which distinguished themselves this year, as did a number of our integrated U.S. independents, and Frank will have more specifics on our operating unit results in his comments.

During 2007 the merger of Draft and FCB was completed with minimal client loss due to conflicts. The agency rolled up its sleeves and rolled out its new model around the world, which led to wins like the U.S. Census and the defense of Qwest and which positions Draftfcb for success as we enter 2008.

Lowe saw further stabilization of key accounts and its “High Value Ideas” offering has begun to show signs of progress, as evidenced in some significant recent wins and an increasingly active new business pipeline.

The implementation and evolution of our aligned media strategy is going very well and contributed to dramatically improve performance at both Initiative and Universal McCann in 2007. A number of our major first-quarter wins have been in the media area, something we just would not have been able to do 12 to 18 months ago.

Our increased focus on emerging digital media has led to a strategy that will see us embed digital expertise across all our portfolio of companies. This includes the major global networks and U.S. independents, as well as the fast-growth marketing service companies, which are combining their core competency with extensions in areas such as social networking, the creation of digital assets, targeted mobile marketing and digital analytic capabilities.

As we discussed with you in our last quarterly call, these initiatives require investment in people, training and technology, but they are necessary to ensure that we build our organic revenue momentum, a vital component of achieving our turnaround.

Of course we will also continue to support and develop outstanding specialist digital capabilities, such as R/GA and MRM, Reprise Media and Ansible, and we’ll keep building alliances with leading-edge technology companies and thought leadership in digital marketing through the Emerging Media Lab.

In 2007, we also took significant steps to cement our leadership position in India by acquiring the remaining stakes in both Lowe Lintas and FCB Ulka. Both are outstanding agencies, and we have already begun to see the benefits of these transactions in the offerings we can bring to clients across the full range of the marketing spectrum.

Going forward, we will remain focused on the important BRIC markets, where investment in talent and some targeted M&A activity should help us better meet the needs of our clients and to capitalize on the higher growth rates in these emerging economies.

At this point I would like to hand things over to Frank for an in-depth review, and I will come back to you after. Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning. Let me remind everyone the presentation slides for the company remarks are available on our website.

As Michael indicated in his comments, 2007 was a strong year for us on both the top and bottom line. Two years into the turnaround, we can look at our accomplishments in 2007 and see clear indications we are making significant progress against the challenges we faced.

One of the most daunting challenges we faced was our deficient internal control environment, which undermined critical operating competencies as well as confidence in our results. This morning I’m extremely pleased to inform you that, with the filing of our 2007 10-K, Interpublic is compliant with the Sarbanes-Oxley Act.

This is a terrific achievement for our company when you reflect on where we were only a short time ago. It is the result of a comprehensive and detailed plan executed globally throughout all of our agencies, with the active oversight by the audit committee and the board of directors.

The achievement marked by SOX-compliance transcends even its essential role in regulatory terms. With each passing quarter, we close our books with greater efficiency and transparency, which frees up key finance resources to partner more effectively with our operators. This will be a key driver of improved operating results going forward.

At the same time, we have aggressively reduced related costs. You will recall, in March 2006 we put forward the goal of eliminating over $200 million in fees paid to outside financial professionals, and in reducing escalated severance costs. Outside professional fees and severance totaled approximately $500 million in 2005. In 2007, those same expenses had decreased a combined $250 million from a level of just two years ago.

Improved growth and efficiency are integral to our ultimate goal of restoring Interpublic to fully competitive financial performance. Operating margin, as we have said many times, is a key measure off our progress.

Reported operating margin for 2007 was 5.3%, compared to 1.7% in 2006 and negative margin in 2005. We demonstrated improved leverage on both of our principal expense lines in 2007. Included in our operating results is $27 million of restructuring expense and approximately $25 million of one-time real estate-related costs in O&G expense in the fourth quarter. Excluding these items, our operating margin for the year was approximately 6%. As such, we believe that we are entering 2008 well-positioned to deliver on our operating margin target.

Other key financial indicators also confirm that we have come a long way and are on the right trajectory. Diluted earnings per share of $0.31 in the fourth quarter is nearly 3 times the $0.11 we posted in the same period last year. Net income of $168 million for the full year is our company’s first positive result since 2000. Cash flow from operations for the year was nearly $300 million, up from only $9 million a year ago.

Now, let me move on to the slide presentation.

Turning to slide 3, our P&L for the fourth quarter. I’ll cover revenue and operating expense trends shortly. Here I’d just like to call out two items.

First, $27 million of restructuring and reorganization expenses in Q4. This is related to Lowe, as we called out in our Q3 conference call, and actions taken in the continued evolution of the alignment strategy of our global media brands.

Second, our tax provision was $60 million in the fourth quarter, and approximately the same amount for the full year. It gives us a reported tax rate of 24% in the fourth quarter and 25% for the year. You may recall in Q2 approximately $80 million of tax benefits related to a worthless securities reduction we had taken several years ago. As a result, through nine months of 2007, we had reported a low 12% effective tax rate on a small pre-tax loss. In Q4, profitability in certain jurisdictions was stronger than expected, which caused us to increase the tax rate for the full year, and record the provision at 24% tax rate in Q4. Cash taxes paid for the year were $88 million, compared with $111 million in 2006 and $95 million in 2005. We ended the year with $1.8 billion of gross loss carry-forwards, mostly overseas, which remain available for utilization as profitability improves in related jurisdictions.

Moving on to slide 4, we provide additional detail on revenue.

Reported revenue in the quarter was $1.98 billion, an increase of 5.6%. Compared to 2006, exchange rates had a positive impact of 4.4% and net business dispositions were a negative 0.4%.

The result was organic revenue growth of 1.7%, attributable to higher revenue from both existing clients and net new business wins. For the full year, organic revenue growth was 3.8%.

While our top-line growth moderated in Q4 from the two previous quarters, it is worth repeating what Michael said earlier. We see no material headwinds in the quarter that we expect to carry forward into 2008. We began to see the impact of the GMC and Buick account losses in Q4. We cycled through the tail end of some earlier domestic account losses that weighed on the results of one of our agencies. . We believe that impact is largely behind us. We also had a revenue decrease with a U.S. client that was significant in the quarter. But looking ahead, we expect a strong increase with that same client in 2008. Outside of the U.S., we had a challenging comp due to the very strong LatAm growth we had in Q4 ‘06. And in “Other Markets,” our revenue accounting for a single client whose revenue is seasonally very concentrated in Q4 also impacted growth, but had no affect on profit. I’ll return to this in a minute.

The lower half of slide shows segment performance. In Q4, the organic revenue increase was 0.8% at IAN and 6.8% at CMG. For the full year, IAN’s organic increase was 2.9%, and CMG’s increased 9%. And at our Integrated Agency Networks segment we had strong growth in Q4 at the McCann Worldgroup, Hill Holiday and Deutsche. At our CMG segment, we saw strong organic growth at Weber Shandwick and GolinHarris, FutureBrand and Jack Morton.

Slide 5 provides a regional revenue breakdown.

In the U.S., revenue increased 3.7% organically in Q4 and 6.3% for the full year, a terrific result. Q4 benefited from a strong slate of client wins at McCann Worldgroup, a number of our U.S. integrated independents and at CMG.

Internationally our performance was mixed in the quarter, with solid growth in the U.K. and Asia Pacific markets but decreases in Continental Europe, Latin America and what we refer to as “Other Markets.”

In the U.K., organic revenue growth was 5.7% in Q4, with increased client spending at McCann and Universal McCann, as well as the benefit of a client event that shifted from Q3 in ‘06 to Q4 in ’07.

In Continental Europe, revenue declined 1.2% organically in Q4, due to decreased client spending at Draftfcb and Lowe, and particular softness in France. We view the full-year performance in Europe as disappointing and have recently made a number of management changes in the region, particularly in France.

In Asia Pacific, Q4 revenue increased 6.8% organically. We had strong improvements in China, India and Australia, which were partially offset by Japan, where the mark is soft. For the full year organic growth was 6.1% of the region, with strong growth in China and India, again partially offset by the challenging conditions in Japan, in which we have a significant presence.

In Latin America, our smallest region, organic revenue decreased 6.8% against a very high 19% increase in Q4 2006. Growth for the full year was 1% on top of 12% for the full year in 2006. During the year, we strengthened our offering at Lowe with the acquisition of a top Brazilian creative shop.

In our grouping of “all other” markets, our Q4 organic revenue change was a decrease of 11.4%. You may recall that this group includes Canada, the Middle East, and South Africa. It was up 26% in Q3. Approximately half of the decrease in Q4 was due to a change in the accounting for a business with a single client, resulting from a change in the underlying contract. This took us from a principal to an agent, and the accounting for revenue and pass-through costs on a gross basis to a net basis. There was no economic consequence of the change. So there was some volatility in the second half of the year. The group was up 1.6% organically for all of 2007.

Slide 6 depicts our organic revenue growth trends since 2005 on a trailing 12-month basis. This longer view effectively demonstrates what Michael said earlier about not focusing excessively on growth on a quarterly basis. It’s much more illustrative to look at where we have come from, what has been accomplished over the past two years, and the trajectory of our business.

On slide 7, we move on to a closer look at operating expenses.

Salaries and related expenses were $1.11 billion in the quarter, 55.8% of revenue, compared with $1.09 billion, 57.9% of revenue, a year ago. That’s a reported increase of 1.7%, but a decrease of 2.4% on an organic basis. As we call out on the slide, the Q4 expense in salaries and related was $32 million, a decrease of $28 million for Q4 06. As you will see in the appendix to our presentation slides, Q4 incentive expense was 3.6% of revenue, compared to 4.3% in Q4 ‘06.

For the full year, salaries and related expense, including incentives, was $4.14 billion, 63.2% of revenue compared to 63.7% of revenue for all of 2006. For the year, leverage on base salaries and benefits improved to 51.9% from 52.3%. Total incentive compensation expense was 3.6% of revenues, compared to 3.3% in 2006. This reflects increased amortization expense of our equity-based long-term incentive programs and an increase in our cash-based annual incentives. Annual incentives were higher than anticipated at the time of our third quarter conference call due to strong profit in the fourth quarter.

As Michael pointed out, we continued to make the necessary investments to drive revenue growth in strategically critical areas, notably digital and marketing services, as well as media. We also continue to reduce headcount in slower growth areas. Headcount at quarter end was approximately 43,000, a net increase of approximately 900 from a year ago, which chiefly reflects our acquisition of Lintas India in 2007.

Office and general expense, at the bottom of the slide, were $578 million in the fourth quarter, compared to $573 million a year ago, a decrease of 2.2% organically. O&G expense decreased to 29.2% of revenue from 30.5% in Q4 ’06. As you will see in our presentation appendix, the key drivers of improvement for the quarter, as well as the year, were leverage on professional fees and occupancy. Fees for outside professional services, chiefly related to accounting and financial controls, declined $14 million from a year ago in Q4. As I mentioned earlier, Q4 O&G expense included $25 million in real estate actions at several of our agencies and locations around the world, a little more than half of which was noncash. This is separate and apart from expenses in our restructuring line.

For the full year, O&G expense was $2.04 billion, compared with $2.08 billion in 2006, with a decline of $34 million and an organic decrease of 2.7%. Professional fees decreased $72 million and leverage and occupancy improved 50 basis points.

On slide 8, we show our operating margin on a trailing 12-month basis, again looking back to 2005. This excludes restructuring and impairment charges in order to accurately capture the trend in operating results. This chart clearly shows that we have been very consistent on improvement and also why we are confident as we move into 2008.

On slide 9, we show cash flow for 2007. Q4 is also shown separately in the presentation appendix. For the year, cash from operations was $298 million, compared with $9 million in 2006. The major drivers of improvement were our increase in net income and lower use of cash and working capital. Working capital utilization improved $80 million, to a use of $170 million, as highlighted here in yellow. Approximately one-third of this use took place in the trade accounts of our business. The other two thirds reflect the settlement of liabilities established in the 2004 financial restatement and resolution of various tax matters. Working capital management remains a high priority for us. We believe that in a business that is stable and growing, as we were in 2007, we can continue to build on the improvement we have already seen.

D&A for the year was a total of $288 million. Depreciation was $177 million, amortization of restricted stock and other noncash compensation was $80 million and amortization of interest expense was $31 million.

In Investing Activities we used approximately $150 million for acquisitions in 2007, consistent with our operating plan. This is significantly more activity than we had in our recent past, as we return to investment mode, with a disciplined approach to high-growth, strategically critical areas. In total, we made eight acquisitions in 2007, including the step-up of our investments in Lintas India and FCB Ulka, two of India’s leading agencies. As you know, we also acquired Reprise Media, a leading search engine marketing specialist.

Before moving on, I want to call out that cash flows in 2007 also reflect a Q4 charge in “Other Income” of $6 million on approximately $13 million of face-value auction rate securities. This represents our total investment in such securities out of $2 billion in cash and marketable securities.

On slide 10, we present the current portion of our balance sheet.

As of year end ’07 and ’06, we ended the year with $2 billion of cash and short-term marketable securities, an increase of $80 million from a year ago. Our cash level is seasonal, as we have said previously; it typically peaks at year end.

Under current liabilities, as we have called out previously, our short-term debt includes our $200 million 4.5% convertible senior notes, with 16 million underlying shares. This classification reflects the option of note holders to put that debt to us on March 15. This amount was $400 million at the end of Q3, but was reduced in November through the private exchange of $200 million of our 4.5% notes into new 4.75% convertible notes. Should the full $200 million come back to us, we expect to fulfill the obligation with cash on hand.

Our debt maturity schedule as of year end is presented on slide 11. Total debt at quarter end was $2.3 billion. Here again the put options on our convertible notes have a dotted outline, while the 2023 maturity is in the column at the far right.

In conclusion, the financial results we are sharing with you today show a company that is making real headway. We posted dramatic improvement across-the-board. Organic revenue was up 280 basis points, and operating margin was up 360 basis points. Cash from operations went from just around $10 million to close to $300 million this year. We achieved Sarbanes-Oxley compliance. We have good momentum going into 2008. As Michael stated, we believe the IPG turnaround remains on track.

Now I’d like to turn it back over to Michael, who will wrap up the call.

Mr. Roth:

Thank you, Frank.

As you have heard, in 2007 we are proud of the success we have seen in a number of vital areas, from addressing financing controls and infrastructure to further building our talent base across the organization and beginning to leverage recent strategic decisions, all of which leads to higher profitability.

I think it’s important for us to step back and recap the following. In 2005 we were losing money and market share. However, we chose not only to apply bandaid solutions to what are fundamental problems. We did not shy away from aggressively attacking weak financial controls, even though this carried extremely high short-term costs. It was the only way to truly fix a very serious situation and ensure the Company’s long-term viability. We also did not shy away from investing in our talent, so as to reinvigorate the offerings at many of our agencies.

In 2006, we continued with these efforts and began to see early results as both organic revenue and operating margin moved into positive territory. The cost of moving towards compliance continued to be high, but we made a conscious decision to take the company’s business practices, governance and disclosure to the highest level of transparency.

As we headed into 2007, we focused on strategic solutions for our most vulnerable units, some of which involve new agency models that will make our offerings responsive to the evolving realities of increasingly digital, integrated and accountable marketing. We resumed M&A activity in high-growth disciplines and geographies, and we prepared to make operational cost discipline a top priority in anticipation of SOX compliance.

The swing in profitability and organic revenue growth that we have seen from 2005 to 2007 is dramatic, and all the more remarkable given the issues IPG has to confront, as well as the inherently volatile nature of a professional services business.

We are moving into 2008 with positive momentum. Our agencies have been winning in the new business arena, and we feel confident in our plan, which calls for competitive organic revenue performance and operating margin in the range of 8.5 to 9%.

Like our peers and every type of business at this juncture, we are monitoring the broader economic situation closely. But barring a significant, large-scale slowdown, we believe that our financial performance in 2007 confirms a future for IPG that is brighter than it has been in some time. We will continue to do our part to ensure that we deliver on our goals for 2008, which is to say we’ll stay focused on serving our clients, building on our top line progress and further addressing costs. That’s what’s required to post the kind of results that will lead to enhanced shareholder value.

Now I would like to open up the floor to questions. Thank you.

QUESTIONS AND ANSWERS

Operator:

. . . . Our first question comes from Alexia Quadrani from Bear Stearns.

Alexia Quadrani, Bear, Stearns & Company:

A couple questions. First, can you give us some color on how organic revenue growth is trending in the first quarter? I think you mentioned a large client pulled back in the fourth quarter, seems to be spending again now. Is that bounceback from that client offset by something else we are not aware of, or should organic revenue growth trend better in Q1?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Alexia, good morning. We are trending positive in the first quarter. Obviously it is early in the year but when we say that the moderation in the fourth quarter was the result of various in and outs, what we said was the tone continues to be positive and we see that in the first quarter.

Ms. Quadrani:

So basically sounds like it should be trending better than what we saw in Q4 from what you have seen so far, which I know is early. Is that fair?

Mr. Roth:

Yes.

Ms. Quadrani:

And with your comments regarding France and I guess the issues there, is it fair to interpret them that the weak performance in France was really more internal than external? Or is there also pressure maybe in the external environment in France? Just trying to get an idea of how much you can fix yourself with the management changes and how quickly of a bounceback we may expect in that market.

Mr. Roth:

What we saw was both. Pullback in clients, but we did respond with very positive new management changes so we are cautiously optimistic about it. We hired some real high-quality individuals and we hope to see improvement as a result of their performance as well as the clients.

Ms. Quadrani:

Lastly on the profitability. I know you don’t give specific data but could you give maybe general commentary about how profitability is trending by region? Is Europe doing any better?

Mr. Roth:

I think the geographic list that Frank shared with you showed that we are seeing positive momentum in the United Kingdom. Obviously we have to stay focused on continental Europe, but we do see some positive improvements, which is important in the UK, and we have had a new management team there. And obviously with Lowe and McCann doing better, I think that leads to a better performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Alexia, it’s Frank. I think the profitability improvement we saw in ’07 is being generated around the globe.

Ms. Quadrani:

Is Europe profitable now?

Mr. Mergenthaler:

Europe in the aggregate? We don’t disclose that. But a number of our markets that were struggling we have seen improvement in ’07 and we anticipate that improvement to continue in ’08.

Ms. Quadrani:

Okay, thank you.

Operator:

Our next question comes from Mr. John Janedis of Wachovia.

John Janedis, Wachovia Securities:

Two quick questions, guys. First, Frank, can you elaborate more on the expense side? Given the bump in 3Q for additional talent, I would have expected that to flow more into 4Q and into ’08. What’s going on there on the salary line and how lumpy will it be this year?

Mr. Mergenthaler:

John, I think on the base salary line we continue to see improvement. I think from the severance component I think we have somewhat stabilized there. As we continue to invest in talent we also have got a number of initiatives and processes in tools out there to help us get better leverage off our existing staff. Our ’08 operating plan calls for continued improvement and leverage off of our base salaries.

Mr. Janedis:

Okay. More broadly can you talk about the ad environment? Meaning, from and of the other calls we have heard, a lot of the traditional media companies like newspapers, radio, outdoor, and TV, yellow pages, they are all starting the year more slowly than they have planned. How quickly are clients moving spend to other platforms, and does that affect the margin mix at all?

Mr. Roth:

Obviously the notion of the integrated offering includes us looking at the broad spectrum and the various media outlets. So that is not anything new, so throughout the year we have been looking at the mix in terms of how our clients spend their money, and obviously the areas you called out are certainly suffering. But I do see, as you can see this morning, some of the more traditional media is doing better. So in total, as we said, we don’t see a major pullback. The issue is where they are going to spend their dollars. But from our perspective, that is sort of good for us in that our tools and resources are geared to help our clients measure the ROI and help them determine where they should spend their dollars, so therefore, the more we can work with our clients in helping them with that decision the better it is for us.

And margin - do you want to comment on that, Frank?

Mr. Mergenthaler:

I think to Michael’s point, John, as the media mix changes there may be margin pressure and there may be margin opportunity. It really depends on where that money goes and the actual value add we contribute as the dollars migrate into some of the more, the newer media.

Mr. Roth:

Let me comment about the investment in digital. We have said this throughout: we continue to invest in digital throughout all our units, and that obviously was part of the decisions we made, to forego some short-term benefits by not spending, and improving margin on a long-term basis. We are going to see that throughout the numbers, and even with those spends, we see improvements in our ratios.

Mr. Janedis:

One quick one, sorry. Frank, I know it is out of your hands, but anything new on the SEC?

Mr. Mergenthaler:

You know what, John, we have delivered to the SEC all the documents they have requested, all the interviews they wanted to hold, so from our perspective, we have met all their requirements, our general counsel is in touch with them regularly and right now we are in a bit of a holding pattern.

Mr. Roth:

What is frustrating about it — it is not just us — we have actually raised these issues. What we are seeing is, they’re just backlogged with a whole bunch of stuff. So it’s not that they are picking on us. When I meet with a lot of the other CEOs, in this business environment, there is a huge backlog there, jamming up everyone to moving forward, and we are caught in that.

Mr. Janedis:

Thanks so much, guys.

Mr. Roth:

You’re welcome.

Operator:

Our next question comes from Paul Ginocchio of Deutsche Bank.

Mr. Roth:

Good morning, Paul. Paul?

Paul Ginocchio, Deutsche Bank Securities:

Can you hear me?

Mr. Roth:

Thanks.

Mr. Ginocchio

Just two questions. On the business, how you are looking year to date? And second, Frank, do you think you are going to have to tap the ELF if the $200 million is put back to you? Thanks.

Mr. Roth:

As far as net new business, it is positive. We are positive for the year; we continue to win business in the first quarter, as you have seen.

The ELF is something we’re starting to look at now in anticipation, but we don’t see — certainly what we said in the remarks is that with the put we expect to use current cash to pay, we don’t expect to tap into the ELF to pay.

Mr. Ginocchio

Great, thank you very much.

Mr. Mergenthaler:

You’re welcome.

Operator:

Our next question comes from Fred Searby of JPMorgan.

Frederick Searby, JPMorgan:

Thanks. A couple of questions. One, I know it is a tough question, but, given what you are seeing now, what do you think competitive kind of industry growth will end up being in 2008? Asking you to break out your crystal ball a little bit. Secondly, you are not seeing a slowdown — I know financial is small for you but what have been the behavior of financial companies in ’08 budgeting? Are they cutting back? Is there still stability there? And just one question conceptually: in the last downturn, I remember PR and some areas got hit very, very hard that had been fast growing. Where would you expect to see kind of, what would be the business lines? What would be the leading indicator if you start to see a retrenchment from some of the clients?

Mr. Roth:

First, we continue to think the range of organic growth next year should be in the 4 to 5% range as being a competitive number. I think that is what you are seeing in some of the announcements by our competitors as well. In terms of pullback, historically what you’ll see is special projects. Rather than their normal budgeting process, any special projects that come up are easier to put aside to see how the business environment unfolds for the rest of the year. It won’t necessarily be in a particular — certainly branding, things like that, are areas that historically get pulled back early on. Mostly it’s in the special project area.

Mr. Mergenthaler:

On the financial side, our largest financial client, Fred, was strong from a growth perspective for the year, and in the fourth quarter.

Mr. Roth:

As you see, our percentage of financial services is, what, 7%? 6 or 7%. Obviously we haven’t seen — we have seen some pullback in some of the smaller financial services companies, but overall, as Frank indicated, we have one big financial services company that dominates it, and again it is not our largest sector.

Mr. Searby:

Great, thank you.

Mr. Roth:

You’re welcome.

Operator:

Troy Mastin, your line is open.

Troy Mastin, William Blair:

Thanks. Good morning. I’d like to start asking about a statement you made last quarter about still striving for double digit operating margins in 2008. How you feel about the potential of reaching that target today versus three months ago?

Mr. Roth:

Well, you know, we are striving to do the best we can. The reason we put the 8.5, 9%, out there is we saw a more realistic target given what was going on in the environment. Obviously, depending on the economy, it’s achievable. But right now I think if we deliver on the 8.5, 9%, we’ll be doing well in terms of our progress.

Mr. Mastin:

Okay. You had mentioned one client, I think you had said in the fourth quarter, that was unexpectedly soft or unusually soft. And you expect to see that spending strengthen in 2008. I assume you mean beginning in the first quarter. I wonder if you could quantify a little bit more on how much this impacted your organic growth and if you could give any details as to why they slowed spend and are now reaccelerating spend.

Mr. Roth:

We don’t give out details like that on a specific client nor do we control when a client decides when they want to spend their money. The good news is we know the pullback that occurred in the fourth quarter is not going to continue into 2008. So that is why we believe that that spend is there. And we are pretty comfortable that that is what in fact will happen.

Mr. Mastin:

Can you quantify — not necessarily quantify but specify — if it was project-work related or . . . ?

Mr. Roth:

No, this is a normal, regular client that we’re dealing with. It wasn’t specific.

Mr. Mergenthaler:

The company had some of its own operational challenges, and they took a pause in their spend, and they are confident that they have worked their way through those challenges. They have their ’08 plan and they seem pretty committed that they are going to reengage in their spend.

Mr. Mastin:

Okay. Was this substantial enough to cost you 100 basis points of organic growth? Or . . . .

Mr. Roth:

That’s another way of asking the size of it, you can’t fool us. [Laughter.] We don’t give out specific information on clients. Again, it was an impact. The good news here is we view it as a temporary impact, not a long-term one.

Mr. Mastin:

I didn’t ask you who the client was.

Mr. Roth:

You just asked the amount.

Mr. Mastin:

In terms of tax rate for 2008, assuming achieve your targets for organic growth and margins, what should we expect to see in terms of GAAP and cash tax in ’08?

Mr. Mergenthaler:

We have said on prior calls we thought a more normalized tax rate was 55 to 60%. It’s very jurisdiction-specific as to where profit is generated. We had an abnormally low tax rate this year because of the one event we had in Q2, but somewhere in the 55% range for ’08 is probably reasonable. We would expect over time that number to get down to a normalized 40 to 45% rate as we see profitability around the globe start to increase.

Mr. Mastin:

That is on a GAAP basis right?

Mr. Mergenthaler:

Yeah.

Mr. Mastin:

What about on a cash basis with your NOLs there?

Mr. Mergenthaler:

Again it depends, it’s jurisdiction-specific. We have the significant NOLs, depending on where we can start generating profit. We have a real tax shield there and, believe me, we have a tax team that’s quite focused on how we get at those NOLs. We saw improvement in our cash taxes paid this year. Some of that was as a result of some structuring that we have done outside the U.S. I think the team is fully focused on it, especially when you’ve got Sarbanes-Oxley behind them and there is an opportunity to spend a greater emphasis and focus of their time on trying to drive real value out of the NOLs on our balance sheet.

Mr. Roth:

It is a double win for us. To the extent we improve profitability in those regions, the fact that we are improving profitability will improve cash flow by utilizing these tax loss carry forwards. So that is why the concentration, and that is going to be significant for us to focus on it.

Mr. Mastin:

Okay, great. Finally, you mentioned you are reallocating some of the resources you have in your financial services organization. How might we see the effect of that in terms of — I don’t know — if it is going to hit working capital or some other area?

Mr. Mergenthaler:

I think, Fred, the best place you are going to see it is improvement across all of our cost metrics. The thought there is — and we saw some evidence of it this year — as Interpublic becomes under control, which we are now, we’ve got very talented financial resources around the globe that were spending a very significant amount of their time on remediating control weaknesses. Now they’ve been remediated, those folks can turn a good portion of emphasis on driving operating performance. Whether it be in cost control, whether it be in improved staff utilization and client profitability, there is a whole realm of things that these folks are going to start putting the full court press on. And quite candidly that will be one of the largest contributors we have to improved performance in ’08.

Mr. Roth:

It also helps us in the allocation of capital. That is why when Frank was talking about what we were able to accomplish — Sarbanes-Oxley was obviously a goal for us. But the real change here was in the fundamental control environment and visibility that we see into our businesses. And that’s got to help us not just in the short term but on a long-term basis. It’s how you manage your business and the visibility into these businesses are critical for us as we go forward. So that was the key benefit of all this. Sarbanes-Oxley was obviously mandated, but it helped us from a business perspective.

Mr. Mastin:

Okay, thank you.

Operator:

Our next question comes from Mr. Karl Choi of Merrill Lynch.

Karl Choi, Merrill Lynch:

Good morning. I have a couple of questions. First one is for Frank. Now that Sarbanes-Oxley is behind us, could you update us on what your expectations are for professional fees in 2008? And second is, I know you don’t break out margins for individual agencies, but with some recent wins over at Lowe, can you give us a better sense of how big a margin improvement should we expect from Lowe in 2008? Thanks.

Mr. Mergenthaler:

Karl, on the professional fees you have seen them fall dramatically since ’05. We’ll continue to work with our advisors to drive those costs down even further. I’m not willing to put a number out there. Two years ago we said we hoped professional fees would be south of 3% in ’08. We achieved that in ’07. So again, as we institutionalize our control environment and we work with our advisors and we take more and more of the responsibility in-house, we expect to see continued improvement. Michael, do you want to comment on Lowe, or do you want me to comment?

Mr. Roth:

I’ll comment. Obviously we have continued to reposition Lowe in the marketplace. I think it is very encouraging for us, and Lowe, to see the recent business wins. They continue to have a very impressive offering in high value ideas. And as we indicated before, we expect them to go from a loss position in 2007 to a positive position in 2008, and they are on track to do that. Rather than giving you particular margin numbers, obviously being positive in 2008 from Lowe is an important factor in us accomplishing what we want to do.

Mr. Choi:

Great, thank you.

Operator:

Our next question comes from Mr. Michael Nathanson from Sanford Bernstein.

Michael Nathanson, Sanford C. Bernstein & Co.:

Thanks. I have two on cash flow: one’s for Frank, one’s for Mike. Frank, on cash flow, many of your peers, almost all of them, have positive working capital. Why is yours negative? And what can you do about that? For Michael, now that you are generating free cash flow, give me your priorities for how you use this cash. Do you expect to do some acquisitions or are buybacks in order?

Mr. Mergenthaler:

Michael, on the working capital, I agree. You know, we have made dramatic improvement with respect to working capital. I think there was an $80 million dollar improvement year-on-year. When you look at the negative working capital, you have about a third of it’s trade. We have a number of initiatives in place, we have seen some progress in ’07, and we expect that to turn positive moving forward. We are still working our way through the liabilities established for the restatement. As we see, especially, our media business grow and we become more disciplined with respect to working capital management, your thesis is right, it should be positive. We have made progress but we are not there yet.

Mr. Nathanson:

Okay.

Mr. Roth:

In terms of the use of our positive cash flow, what we said is we are back in the M&A environment. But that doesn’t mean to say we are taking all of our cash flow and investing it in transactions. We are very disciplined on the M&A side. This past year we used about $150 million, which was consistent with our budget, and we have a similar budget going into 2008. And you are right, they will be tactical and strategic in terms of location or disciplines, and certainly some of them we expect to be digital-type transactions to add to some of our units’ offerings, if you will.

As far as the buyback goes, I have mentioned this before. I look forward to the day we will be looking at those type of issues, and I think, certainly, we look at that carefully, given the level of our stock performance and our free cash flow. Until we are through with our turnaround, if you will, which I think we are getting very close to, we are going to look at holding our cash and be conservative on our balance sheet. As soon as that’s over with, obviously, one of our top priorities is enhancing shareholder value. Whenever you look at that you have to consider the issue of share buybacks, possibly dividends, as well as investments in other businesses. At the high level of prices I don’t think the acquisitions make a lot of sense. So therefore I think share buybacks and dividends are a reasonable alternative for us to look at.

Mr. Nathanson:

Okay. On that score, Frank, you guys used to tell us what the share count was because it’s so complicated because of all the dilution. Where is fully diluted share count right now?

 Mr. Mergenthaler:

Because it is complicated Jerry has to hand it to me. 500 . . . .

Mr. Nathanson:

Jerry’s in charge of it.

Mr. Mergenthaler:

Michael, you must have preempted his question, because has a handwritten analysis for me that I’m reading. 503 million. I’d say if you have any questions, give him a ring.

Operator:

Our next question comes from Mr. Craig Huber of Lehman Brothers.

Mr. Roth:

Good morning, Craig.

Craig Huber, Lehman Brothers:

A few questions. Can you be more specific on your new account wins in the fourth quarter and also the first quarter?

Mr. Roth:

Hang on one second. In terms of 2008 new quarter wins, we — MRM won Chevrolet in Thailand, obviously Aruba Tourism, some of them in the U.K., Cadbury Schweppes with Initiative, China Mobile with Lowe, the Unilever ice cream obviously was a win for Lowe — it was a takeaway from McCann, but overall, we view that as positive to IPG in terms of revenue — GM Cadillac in China was won by McCann Shanghai, Staples in the U.K. and Sony Ericsson. And of course the Hyundai/Kia win at Initiative.

Mr. Huber:

Those were all so far in the first quarter?

Mr. Roth:

Yes.

Mr. Huber:

Okay. Is there any significant account losses you would want to talk about so far this year?

Mr. Roth:

No. The only one that’s up for review of any size — and again not as big as some people might think — is the Intel media. I think the reported numbers on that are in the range of $7 million of revenue. I think again we don’t give out the numbers but again it’s one that’s up for review. And we are working hard to defend that one.

 Mr. Huber:

Then, I guess, Frank or Mike, switch over to costs. You guys are nice every quarter to break out your costs in nine different buckets here. As we think about 2008 in the fourth quarter here, you guys did remarkably, a much better job here on costs than you did, say, in the prior three quarters. What should investors expect specifically for 2008? Which categories are you guys really focused on, or just a broad brush across all different categories?

Mr. Mergenthaler:

We should continue to see improvement against our staff cost ratio, and I think our O&G ratio, we have made dramatic improvement over the years. There is always opportunity, but for Michael and I during the planning process, the staff cost ratio is probably the most significant item we push people pretty hard on.

Mr. Roth:

And on that one, clearly there is a balancing act here in terms of investing in the future versus taking short-term actions. And I think we’ve done a good job in terms of maintaining that balance. We will have to show improvement on it, but again not at the cost of long-term investments in people.

Mr. Huber:

You still think for example in the occupancy line that there is room to pull back out here over the next couple of years, given a lot of leases are long-term in nature, et cetera?

Mr. Mergenthaler:

Yeah, I think that in all the broad categories, you know, we have showed progress outside of professional fees, we showed progress in occupancy, we continue to be very efficient I think with respect to managing global real estate. Again I’ll go back to the comment we made earlier. As global finance teams around the globe can focus more and more on cost containment, our expectation is we’ll continue to see improvement.

Mr. Huber:

And then, just lastly, in terms of advertising categories here, U.S. or globally, are there any specific categories you are overly concerned about here, other than the usual, autos and stuff like that?

Mr. Roth:

I wouldn’t say overly concerned about. Let me comment on pharma, because that’s been out there. We have a very strong pharma offering and frankly 2007 was a very good year. Obviously some of the products affected our business as a result of some of the pullbacks of some big drugs, but, overall, pharma continues to be a very important category for us and we had a great 2007.

Mr. Huber:

Just net-net from your comments earlier, Mike, you are not overly concerned about your clients pulling back spend here two months into the new year?

Mr. Roth:

Every morning you wake up and you read. But so far, and we watch this very carefully, and we have not seen it yet. That is why we made the comments we have. I think it’s obviously something everyone’s looking at carefully. But we just haven’t seen it.

Mr. Huber:

Very good. Thank you.

Mr. Roth:

One more question.

Operator:

Last question comes from Miss Fallon of Citi.

Catriona Fallon, Citigroup:

Good morning. I’m glad I got in under the wire.

Mr. Roth:

So are we, I think.

Ms. Fallon:

So I was wondering, Frank, if you could tell us a little bit more about the total value of the outstanding NOLs? And any color on the geographic regions where those are in place so we might be better able to better estimate the tax benefit going forward?

Mr. Mergenthaler:

Sure. It is about $1.8 billion, which the majority of it is outside the U.S. And probably the largest markets that are contributing are the U.K., Germany and France.

Ms. Fallon:

Okay, great. And also, a little bit of color on the outlook for ’08. It seems to be consistent from our industry contacts and also from surveys that we’ve done. But I’m wondering, how much of that cautiously optimistic tone for ’08 is due to one-time effects in ’08, such as the Olympics and other quadrennial effects and the elections, that might go away for ’09. So, essentially, how should we be thinking about the longer term outlook for advertising and for Interpublic in general, once these quadrennial effects have subsided?

Mr. Roth:

Yeah, I think the comments, certainly that we made and we continue to make, are excluding those one-time items. I mean, obviously, the cautiousness has to do with the overall economic effect. And those one particular items are not what’s sort of raising the boat in the water, if you will, and giving us the comfort level. This is general client spend that we are looking at, not specific projects. And as I said, if there is a downturn, we are likely to see specific projects get pulled back, but the regular spend — what you are going to see is some clients trying to get more for the buck. That is the reality of it. When there are margin pressures in their businesses they of course look at various sources to see it. But the general tone on the spend is still there.

Ms. Fallon:

All right. Great, thank you very much.

Mr. Roth:

I want to thank everybody. Obviously we are very pleased with our results for 2007 and we are excited about what we have to offer in 2008, and we look forward to sharing our results with you as it progresses. Thank you very much.

Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.